Exhibit 8.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

July 15, 2009

Legg Mason, Inc.

100 Light Street

Baltimore, MD 21201

Legg Mason, Inc.

Registration Statement on Form S-4 relating to Common Stock

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Legg Mason, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4, dated July 15, 2009 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the exchange offer, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) by the Company for 0.8881 of a share of the Company’s common stock and $6.25 in cash in exchange for of up to 21,850,000, or 95%, of its outstanding Equity Units (“Equity Units”), stated amount $50.00 per unit, in the form of Corporate Units, comprised of (i) a purchase contract obligating the holder to purchase from the Company shares of the Company’s common stock, and (ii) a 1/20 or 5.0% undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.6% senior notes due June 30, 2021. In our capacity as special U.S. federal income tax counsel, we have reviewed (i) the Registration Statement, (ii) the Prospectus, and (iii) the prospectus supplement dated May 6, 2008 in regard to the Equity Units. We have assumed that the information as to factual matters set forth in these documents is correct and complete as of the date hereof.

Based on the foregoing, we are of the opinion that the description of U.S. federal income tax consequences set forth under “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such description constitutes statements of U.S. federal income tax law or legal conclusions, and subject to the limitations and conditions described therein, is accurate in all material respects.

The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied with respect to any other matter; (ii) is as of the date hereof; and (iii) is rendered by us in connection with the preparation and filing of the Registration Statement. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We understand that this opinion letter is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

DJL/CJG/GMF